As filed with the Securities and Exchange Commission on December 23, 2021

Registration Nos. 333-238852, 333-133435, 333-130928, 333-128186, 333-127727, 333-124318, 333-120548, 333-118687, 333-112783, 333-108560, 333-109593, 333-107777, 333-107776, 333-107191, 333-105060, 333-101041, 333-100399, 333-100400, 333-100337, 333-83934, 333-89052, 333-36556, and 333-33708

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-238852

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-133435

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-130928

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-128186

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-127727

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-124318

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-120548

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-118687

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-112783

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-108560

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-109593

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-107777

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-107776

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-107191

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-105060

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-101041

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-100399

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-100400

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-100337

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-83934

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-89052

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-36556

POST-EFFECTIVE AMENDMENT NO. 1 TO Form S-3, Registration Statement No. 333-33708

UNDER

THE SECURITIES ACT OF 1933

ZIX CORPORATION

(Exact Name of Registrant as specified in its charter)

TEXAS	75-2216818
(Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2711 North Haskell Avenue

Suite 2300, LB 36

Dallas, Texas 75204

(214) 370-2000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Gordon A. Davies

Secretary

Zix Corporation

c/o Open Text Corporation

275 Frank Tompa Drive

Waterloo, Ontario, Canada N2L 0A1

(519) 888-7111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James E. Langston, Esq.

Aaron J. Meyers, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

212-225-2000

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Deregistration of Securities

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by Zix Corporation a Texas corporation (the “Company” or the “Registrant”), to withdraw and remove from registration any and all securities of the Registrant that remain unsold under the following Registration Statements on Form S-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

Registration Statement on Form S-3 (Registration No. 333-238852), filed with the SEC on June 1, 2020, registering 100,206 shares of Series A Convertible Preferred Stock, par value $1.00 per share (including 23,372,873 shares of Common Stock, par value $.01 per share), held by the selling shareholders named therein;

Registration Statement on Form S-3 (Registration No. 333-133435), filed with the SEC on April 20, 2006, registering 16,086,600 shares of Common Stock, par value $.01 per share, held by the selling shareholders named therein;

Registration Statement on Form S-3 (Registration No. 333-130928), filed with the SEC on January 9, 2006, registering 1,340,000 shares of Common Stock, par value $.01 per share, to be offered from time-to-time by the selling shareholders named therein;

Registration Statement on Form S-3 (Registration No. 333-128186), filed with the SEC on September 8, 2005, as amended on October 6, 2005, October 25, 2005 and October 27, 2005, registering 14,148,247 shares of Common Stock, par value $.01 per share, to be offered from time-to-time by the selling shareholders named therein;

Registration Statement on Form S-3 (Registration No. 333-127727), filed with the SEC on August 19, 2005, as amended on September 27, 2005 and October 25, 2005, registering 509,193 shares of Common Stock, par value $.01 per share, to be offered from time-to-time by the selling shareholders named therein;

Registration Statement on Form S-3 (Registration No. 333-124318), filed with the SEC on April 26, 2005, as amended on July 12, 2005, registering 7,400,000 shares of Common Stock, par value $.01 per share, to be offered from time-to-time by the selling shareholders named therein;

Registration Statement on Form S-3 (Registration No. 333-120548), filed with the SEC on November 16, 2004, as amended on January 10, 2005 and January 31, 2005, registering 7,300,000 shares of Common Stock, par value $.01 per share, to be offered from time-to-time by the selling shareholders named therein;

Registration Statement on Form S-3 (Registration No. 333-118687), filed with the SEC on August 31, 2004, as amended on October 12, 2004, registering 1,333,333 shares of Common Stock, par value $.01 per share, to be offered from time-to-time by the selling shareholder named therein;

Registration Statement on Form S-3 (Registration No. 333-112783), filed with the SEC on February 12, 2004, as amended on April 13, 2004, May 6, 2004 and May 14, 2004, registering 1,109,652 shares of Common Stock, par value $.01 per share, to be offered from time-to-time by the selling shareholders named therein;

Registration Statement on Form S-3 (Registration No. 333-108560), filed with the SEC on September 5, 2003, as amended on October 9, 2003 and November 12, 2003, registering 70,302 shares of Common Stock, par value $.01 per share, to be offered from time-to-time by the selling shareholders named therein;

Registration Statement on Form S-3 (Registration No. 333-109593), filed with the SEC on October 9, 2003 as amended on November 3, 2003, registering 1,991,375 shares of Common Stock, par value $.01 per share, to be offered from time-to-time by the selling shareholders named therein;

Registration Statement on Form S-3 (Registration No. 333-107777), filed with the SEC on August 8, 2003, registering 362,903 shares of Common Stock, par value $.01 per share, to be offered from time-to-time by the selling shareholder named therein;

Registration Statement on Form S-3 (Registration No. 333-107776), filed with the SEC on August 8, 2003, registering 129,698 shares of Common Stock, par value $.01 per share, to be offered from time-to-time by the selling shareholders named therein;

Registration Statement on Form S-3 (Registration No. 333-107191), filed with the SEC on July 21, 2003, as amended on August 6, 2003, registering 1,798,613 shares of Common Stock, par value $.01 per share, to be offered from time-to-time by the selling shareholders named therein;

Registration Statement on Form S-3 (Registration No. 333-105060), filed with the SEC on May 7, 2003, as amended June 2, 2003, registering 500,519 shares of Common Stock, par value $.01 per share, to be offered from time-to-time by the selling shareholders named therein;

Registration Statement on Form S-3 (Registration No. 333-101041), filed with the SEC on November 6, 2002, registering 153,344 shares of Common Stock, par value $.01 per share, to be offered from time-to-time by the selling shareholders named therein;

Registration Statement on Form S-3 (Registration No. 333-100399), filed with the SEC on October 7, 2002, as amended on October 22, 2002, registering 1,771,615 shares of Common Stock, par value $.01 per share, to be offered from time-to-time by the selling shareholders named therein;

Registration Statement on Form S-3 (Registration No. 333-100400), filed with the SEC on October 7, 2002, as amended October 22, 2002, registering 1,135,906 shares of Common Stock, par value $.01 per share, to be offered from time-to-time by the selling shareholders named therein;

Registration Statement on Form S-3 (Registration No. 333-100337), filed with the SEC on October 4, 2002, as amended on October 22, 2002, registering 2,758,969 shares of Common Stock, par value $.01 per share, to be offered from time-to-time by the selling shareholders named therein;

Registration Statement on Form S-3 (Registration No. 333-83934), filed with the SEC on March 7, 2002, as amended on April 17, 2002, May 24, 2002 and June 21, 2002, registering 916,667 shares of Common Stock, par value $.01 per share, to be offered from time-to-time by the selling shareholders named therein;

Registration Statement on Form S-3 (Registration No. 333-89052), filed with the SEC on May 24, 2002, as amended on June 21, 2002, registering 116,833 shares of Common Stock, par value $.01 per share, to be offered from time-to-time by the selling shareholder named therein;

Registration Statement on Form S-3 (Registration No. 333-36556), filed with the SEC on May 8, 2000, registering 3,055,557 shares of Common Stock, par value $.01 per share, to be offered from time-to-time by the selling shareholders named therein; and

Registration Statement on Form S-3 (Registration No. 333-33708), filed with the SEC on March 31, 2000, registering 25,000 shares of Common Stock, par value $.01 per share, to be offered from time-to-time by the selling shareholder named therein.

On November 7, 2021, the Company, Open Text Corporation, a corporation incorporated under the federal laws of Canada (“OpenText”), and Zeta Merger Sub Inc., a Texas corporation and a wholly-owned subsidiary of OpenText (“Purchaser”), entered into an Agreement and Plan of Merger (the “Agreement”). The Agreement contemplated that Purchaser would be merged with and into the Company (the “Merger”) and that the Company would survive the Merger as a wholly-owned subsidiary of OpenText. The Merger became effective on December 23, 2021 (the “Effective Date”) as a result of filing a Certificate of Merger with the Secretary of State of the State of Texas.

At the Effective Date, each share of common stock of the Company issued and outstanding immediately prior to the Merger was converted into the right to receive $8.50 in cash, without interest, and subject to any applicable withholding of taxes, other than each share (i) to be converted or cancelled pursuant to the Merger Agreement, (ii) owned by the Company’s stockholders who are entitled to and who properly exercised appraisal rights under Subchapter H, Chapter 10 of the Texas Business Organizations Code with respect to such share or (iii) irrevocably accepted for purchase pursuant to the Offer.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post–effective amendment any securities registered under the Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration any securities registered under the Registration Statement which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on December 23, 2021.

ZIX CORPORATION

By:	/s/ Gordon A. Davies
Name: Gordon A. Davies Title: Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Madhu Ranganathan Madhu Ranganathan	Director, President and Treasurer	December 23, 2021

/s/ Gordon A. Davies Gordon A. Davies	Director and Secretary	December 23, 2021

[Signature Page to the Post-Effective Amendments to Form S-3]